Exhibit 99.1

VOTING SUPPORT AND LOCK-UP AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 21st day of February, 2023.

BETWEEN:

GOLD FLORA CAPITAL LLC

(the “Member”)

- and -

TPCO HOLDING CORP, a corporation existing under the laws of the Province of British Columbia

(“TPCO”)

WHEREAS the Member is the registered and/or beneficial owner of, either directly or indirectly, and/or exercises control or direction over, either directly or indirectly, that number of issued and outstanding membership units (“Gold Flora Membership Units”) in the capital of Gold Flora, LLC (“Gold Flora”), a limited liability company existing under the laws of the State of California, set forth on Schedule “A” attached to this Agreement;

AND WHEREAS the Member is the registered and/or beneficial owner of, either directly or indirectly, and/or exercises control or direction over, either directly or indirectly, that number of profit interests (“Profit Interests”), convertible debentures (“Debentures”) and purchase warrants (“Warrants”) of Gold Flora set forth on Schedule “A” attached to this Agreement;

AND WHEREAS TPCO, Gold Flora, Stately Capital Corporation, a corporation existing under the laws of the Province of British Columbia, Gold Flora Corporation (“Newco”), a corporation existing under the laws of the Province of British Columbia, and Golden Grizzly Bear LLC (“US Merger Sub”), a limited liability company existing under the laws of the State of California, have entered into a business combination agreement (the “Business Combination Agreement”) concurrently with the entering into of this Agreement and propose, subject to the terms and conditions of the Business Combination Agreement, to consummate, among other things, a merger (the “Merger”) involving Newco, US Merger Sub and Gold Flora pursuant to the terms and conditions of an agreement of merger substantially in the form attached to the Business Combination Agreement (the “Agreement of Merger”);

AND WHEREAS the Member acknowledges that TPCO would not enter into the Business Combination Agreement but for the execution and delivery of this Agreement by the Member.

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1 INTERPRETATION

Section 1.1	Definitions

All capitalized terms used in this Agreement that are not defined herein and that are defined in the Business Combination Agreement shall have the respective meanings ascribed to them in the Business Combination Agreement. For the purposes of this Agreement:

“Effective Date” means the Merger Effective Date, as defined in the Business Combination Agreement.

“Effective Time” means the Merger Effective Time, as defined in the Business Combination Agreement.

“Information Statement” means the Gold Flora Information Statement, as defined in the Business Combination Agreement.

“Meeting” means any meeting of the securityholders of Gold Flora to approve the Gold Flora Merger Resolution.

“Subject Debentures” means that number of Debentures set forth on Schedule “A” attached to this Agreement, being all of the Debentures owned legally and/or beneficially, either directly or indirectly, by the Member or over which the Member exercises control or direction, either directly or indirectly, and shall further include any debentures otherwise acquired by the Member after the date hereof.

“Subject Profit Interests” means that number of Profit Interests set forth on Schedule “A” attached to this Agreement, being all of the Profit Interests owned legally and/or beneficially, either directly or indirectly, by the Member or over which the Member exercises control or direction, either directly or indirectly, and shall further include any profit interests otherwise acquired by the Member after the date hereof.

“Subject Securities” means, collectively, the Subject Units, the Subject Profit Interests, the Subject Debentures, the Subject Warrants and any other securities that are convertible, redeemable or exercisable for Subject Units.

“Subject Units” means that number of Gold Flora Membership Units set forth on Schedule “A” attached to this Agreement, being all of the Gold Flora Membership Units owned legally and/or beneficially, either directly or indirectly, by the Member or over which the Member exercises control or direction, either directly or indirectly, and shall further include any Gold Flora Membership Units issued upon the exercise by the Member of any Profit Interests, Debentures or Warrants and any Gold Flora Membership Units otherwise acquired by the Member after the date hereof.

“Subject Warrants” means that number of Warrants set forth on Schedule “A” attached to this Agreement, being all of the Warrants owned legally and/or beneficially, either directly or indirectly, by the Member or over which the Member exercises control or direction, either directly or indirectly, and shall further include any purchase warrants otherwise acquired by the Member after the date hereof.

ARTICLE 2 COVENANTS

Section 2.1	General Covenants of the Member

The Member hereby covenants and agrees in favour of Gold Flora that, from the date hereof until the termination of this Agreement in accordance with Article 4, except as expressly permitted by this Agreement:

(a)
at any meeting of securityholders of Gold Flora (including in connection with any separate vote of any sub group of securityholders of Gold Flora that may be required to be held and of which sub group the Member forms part) called to vote upon the Business Combination Agreement, the Agreement of Merger or the transactions contemplated by the Business Combination Agreement or the Agreement of Merger (including the Meeting) or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Business Combination Agreement, the Agreement of Merger or the transactions contemplated by the Business Combination Agreement or the Agreement of Merger is sought, the Member shall cause his, her or its Subject Securities (which have a right to be voted at such Meeting) to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) his, her or its Subject Securities (which have a right to be voted at such Meeting) in favour of the approval of the Merger, any other transactions contemplated in the Business Combination Agreement or the Agreement of Merger and any other matter necessary for the consummation of the Merger. If the Member is the beneficial owner, but not the registered holder, of any of his, her or its Subject Securities, the Member agrees to take all actions necessary to cause the registered holder and any nominees to vote all of his, her or its Subject Securities in accordance with this Section 2.1(a);

(b)
at any meeting of securityholders of Gold Flora (including in connection with any separate vote of any sub group of securityholders of Gold Flora that may be required to be held and of which sub group the Member forms part) or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the members or other securityholders of Gold Flora is sought (including by written consent in lieu of a meeting), the Member shall cause his, her or its Subject Securities (which have a right to be voted at such meeting) to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) such Subject Securities against (i) any Gold Flora Acquisition Proposal, (ii) any action, agreement, transaction or proposal which could reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Gold Flora in the Business Combination Agreement or the Agreement of Merger or of the Member under this Agreement, and/or (iii) any matter that could reasonably be expected to materially delay, prevent, impede or frustrate the successful completion of the Merger or any of the other transactions contemplated by the Business Combination Agreement or the Agreement of Merger. If the Member is the beneficial owner, but not the registered holder, of any of his, her or its Subject Securities, the Member agrees to take all actions necessary to cause the registered holder and any nominees to vote all of his, her or its Subject Securities in accordance with this Section 2.1(b);

(c)	subject to Section 5.1, the Member agrees not to, directly or indirectly:

(i)
make, solicit, assist, initiate, facilitate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals that constitutes or could reasonably be expected to constitute or lead to a Gold Flora Acquisition Proposal;

(ii)
enter into or otherwise engage or participate in any discussions or negotiations with any person (other than TPCO or any of its affiliates) regarding, or furnish to any person (other than TPCO or any of its affiliates) any information or otherwise co- operate with, respond to, assist or participate in, any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to a Gold Flora Acquisition Proposal;

(iii)	approve, accept, endorse or recommend, or propose publicly to accept, approve, endorse or recommend, any Gold Flora Acquisition Proposal;

(iv)
accept or enter into or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, understanding, undertaking or arrangement or other contract in respect of a Gold Flora Acquisition Proposal; or

(v)	make any public announcement or take any other action inconsistent with the recommendation of the Gold Flora Board to approve the Merger;

(d)
the Member agrees not to directly or indirectly: (i) sell, transfer, assign, tender, exchange, grant a participation interest in, gift, option, pledge, hypothecate, grant a security interest in, place in trust or otherwise convey, dispose or encumber, or enter into any agreement, understanding, option or other arrangement with respect to any of the foregoing, any of his, her or its Subject Securities to any person, other than pursuant to the Business Combination Agreement or the Agreement of Merger, (ii) grant any proxies or power of attorney, deposit any of his, her or its Subject Securities into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to his, her or its Subject Securities, other than pursuant to this Agreement, or (iii) otherwise enter into any agreement or arrangement with any person or entity or commit any act that could limit, restrict or affect the Member's legal power, authority, or right to vote any of his, her or its Subject Securities or otherwise prevent or disable the Member from performing any of his, her or its obligations under this Agreement; provided, however, that the foregoing restrictions shall not prevent the Member from (x) exercising, converting, redeeming or agreeing to cancel his, her or its Subject Securities in accordance with their terms or the Business Combination Agreement or the Agreement of Merger, or (y) transferring his, her or its Subject Securities to one or more corporations, family trusts, RRSP accounts or other entity directly or indirectly owned or controlled by, or under common control with, the Member, provided that (1) any such transfer will not relieve the Member of or from its obligations under this Agreement, (2) prompt written notice of such transfer is provided to TPCO; and (3) the transferee continues to be an entity or corporation directly or indirectly owned or controlled by the Member at all times;

(e)
subject to Section 5.1, the Member shall not take any other action of any kind, directly or indirectly, which would reasonably be expected to reduce the success of, or materially delay or interfere with, the completion of the transactions contemplated by the Business Combination Agreement or the Agreement of Merger;

(f)
subject to Section 5.1, at the request of TPCO or Gold Flora, the Member shall as a holder of Subject Securities use its commercially reasonable efforts to cooperate with TPCO and Gold Flora to successfully complete the Merger and the other transactions contemplated by the Business Combination Agreement or the Agreement of Merger;

(g)
the Member shall promptly notify TPCO upon any of the Member's representations or warranties contained in this Agreement becoming untrue or incorrect in any material respect, and for the purposes of this provision, each representation and warranty shall be deemed to be given at and as of all times during such period (irrespective of any language which suggests that it is only being given as at the date hereof);

(h)
the Member shall not exercise: (i) any rights of appraisal or rights of dissent provided under any Law or otherwise in connection with the Merger or the other transactions contemplated by the Business Combination Agreement or the Agreement of Merger that the Member may have; or (ii) any other member rights or remedies available to the Member, whether arising under statute, at common law or otherwise, to impede, prevent or materially delay the Merger; and

(i)
without limiting the generality of Section 5.2, no later than two (2) Business Days prior to the date of the Meeting: (i) with respect to any Subject Securities (which have a right to be voted at such Meeting) that are registered in the name of the Member, the Member shall deliver or cause to be delivered, in accordance with the instructions set out in the Information Statement and with a copy to TPCO concurrently with such delivery, a duly executed proxy or proxies directing the holder of such proxy or proxies to vote his, her or its Subject Securities (which have a right to be voted at such Meeting), in favour of the Merger and the other transactions contemplated by the Business Combination Agreement or the Agreement of Merger; and (ii) with respect to any Subject Securities (which have a right to be voted at such Meeting) that are beneficially owned by the Member but not registered in the name of the Member, the Member shall deliver or cause to be delivered, in accordance with the instructions set out in the Information Statement and with a copy to TPCO concurrently with such delivery, a duly executed voting instruction form to the intermediary through which the Member holds his, her or its beneficial interest in the Member's Subject Securities, instructing that the Member's Subject Securities (which have a right to be voted at such Meeting) be voted at the Meeting in favour of the Merger and the other transactions contemplated by the Business Combination Agreement or the Agreement of Merger. Such proxy or proxies or voting instructions shall name those individuals as may be designated by Gold Flora in the Information Statement and such proxy or proxies or voting instructions shall not be revoked, withdrawn or modified without the written consent of TPCO or upon termination of this Agreement.

Section 2.2	Member Acknowledgement

The Member hereby acknowledges and agrees that any Subject Units purchased or acquired pursuant to the exercise, vesting, settlement or conversion of Subject Profit Interests, Subject Debentures or Subject Warrants or in the market, by private agreement or otherwise, from the date hereof to the Effective Date, shall be deemed to be subject to the terms hereof as Subject Units.

Section 2.3	Lock-Up

Subject to the completion of the Merger, the Member hereby undertakes with TPCO and Newco that, from the Effective Date, the common shares of Newco (or any successor thereof) acquired by the Member as a result of the Merger (the “Newco Shares”), and other securities convertible into, exchangeable for or exercisable to acquire common shares of Newco (or any successor thereof), directly or indirectly (together with Newco Shares, the “Newco Securities”), shall be subject to the restrictions on Transfer set out in this Section 2.3. Until the earlier of (x) the date that any company with United States cannabis operations (specifically operations that handle Tetrahydrocannabinol) is permitted to be listed on any senior United States stock exchange, namely any tier of the NYSE or Nasdaq, and (y) the date that such Newco Securities have been released in accordance with Schedule “B” attached to this Agreement, the Member agrees that it will not sell, transfer, gift, assign, grant a participation interest in, convey, pledge, hypothecate, grant a security interest in, encumber, option or otherwise dispose of any right or interest in, or enter into any forward sale, repurchase agreement, option or other arrangement or monetization transaction with respect to, any of its Newco Securities, or any right or interest therein (legal or equitable) to any person or group of persons, or tender any of the Newco Securities to a takeover bid or enter into any agreement, arrangement, commitment or understanding in connection therewith, or agree to do any of the foregoing with respect to the Newco Securities (each, a “Transfer”), other than (a) any exercise of warrants in accordance with their terms, provided that the Newco Shares issuable upon any such exercise are also subject to this Section 2.3, (b) with the prior written consent of Newco, (c) to one or more corporations, family trusts, RRSP accounts or other entity directly or indirectly owned or controlled by, or under common control with, the Member, provided that (i) any such Transfer will not relieve the Member of or from its obligations under this Agreement, (ii) prompt written notice of such Transfer is provided to Newco; and (iii) the transferee continues to be an entity or corporation directly or indirectly owned or controlled by the Member at all times, or (d) pursuant to a bona fide take-over bid made to all holders of Newco Shares, arrangement, merger, amalgamation or other business combination or similar transaction in which other holders of Newco Shares are entitled to participate and that is approved or supported by the board of directors of Newco, provided that in the event that such transaction is not completed, the Newco Securities subject to this Agreement shall remain subject to this Agreement.

Notwithstanding anything to the contrary herein, the restrictions set out in this Section 2.3 shall not apply to the Member if such party is not a director, officer or employee of Newco (or any successor thereof) or its affiliates immediately following the Effective Time. For clarity, where the Member is a director, officer or employee of Newco (or any successor thereof) or its affiliates immediately following the Effective Time, the restrictions in this Section 2.3 shall continue to apply to the Member even if the Member ceases to be a director, officer or employee of Newco (or any successor thereof) or any of its affiliates at a later date.

Section 2.4	Cooperation/Alternative Transaction

If TPCO and Gold Flora conclude after the date of this Agreement that it is necessary or desirable to proceed with a form of transaction other than pursuant to the Business Combination Agreement or the Agreement of Merger, whereby TPCO and/or its affiliates would effectively acquire all of the Gold Flora Membership Units on economic terms and conditions having consequences to the Member that are no less favourable than those contemplated by the Business Combination Agreement or the Agreement of Merger (an “Alternative Transaction”), then the Member shall support the completion of the Alternative Transaction in the same manner as the Merger in accordance with the terms and conditions of this Agreement, including by voting or causing to be voted all of the Subject Securities in favour of, and not dissenting from, such Alternative Transaction proposed by TPCO.

Section 2.5	Covenants of TPCO

TPCO hereby agrees to comply with its obligations under the Business Combination Agreement. TPCO hereby agrees and confirms to the Member that it shall use its commercially reasonable efforts to complete the Merger and the other transactions contemplated by the Business Combination Agreement and cause the Consideration Shares to be made available to pay for the Subject Securities in accordance with and subject to the terms and conditions of the Business Combination Agreement and the Agreement of Merger. TPCO hereby covenants and agrees that it shall not, without the prior written consent of the Member: (i) decrease the Consideration Shares payable per Subject Security pursuant to the Merger; (ii) change the amount or form of Consideration Shares payable pursuant to the Merger (other than to increase the total Consideration Shares per Subject Security or to add additional consideration); (iii) impose additional conditions to completion of the Merger; or (iv) otherwise substantively vary the Merger or any terms or conditions thereof in a manner that is materially adverse to members of Gold Flora.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of the Member

The Member hereby represents and warrants to, and covenants with, TPCO as follows, and acknowledges that TPCO is relying upon such representations, warranties and covenants in entering into this Agreement and the Business Combination Agreement:

(a)
Incorporation; Capacity; Authorization. Where the Member is a corporation, it is a corporation duly incorporated, amalgamated or organized, as applicable, and validly existing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has all requisite corporate power, capacity and authority and has received all requisite approvals to execute and deliver this Agreement and to perform its obligations hereunder. Where the Member is an individual, he or she has the power and capacity and has received all requisite approvals to execute and deliver this Agreement and to perform his or her obligations hereunder.

(b)
Enforceable. This Agreement has been duly executed and delivered by the Member, and constitutes a legal, valid and binding obligation of the Member enforceable against the Member in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors' rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(c)
Ownership of Subject Securities. The Member is the sole registered and/or beneficial owner of the Subject Securities. The Member does not directly or indirectly control or direct, or own or have any registered or beneficial interest in, any other securities of Gold Flora other than as set out in Schedule “A”. The Member, or any person named in Schedule “A” on behalf of which the Member is entering into this Agreement, is and, subject to Section 2.1(d), will be immediately prior to the Effective Time, the registered and/or beneficial owner of the Subject Securities, with good and marketable title thereto, free and clear of any and all liens.

(d)
No Breach. The execution and delivery of this Agreement by the Member, the consummation by the Member of the transactions contemplated hereby, and the compliance by the Member with any of the provisions hereof, will not constitute a violation of or default under, or conflict with, any restriction of any kind or any contract, commitment, agreement, understanding or arrangement to which the Member is a party or by which the Member is bound, other than as would not reasonably be expected to have an adverse effect on the Member's ability to perform his, her or its obligations hereunder.

(e)
No Proceedings. There are no claims, actions, suits, arbitrations, inquiries, investigations or proceedings pending, or, to the knowledge of the Member, threatened against the Member that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Member's ability to perform his, her or its obligations hereunder. The Member is not subject to any outstanding judgment, order, writ, injunction or decree that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Member's ability to perform his, her or its obligations hereunder.

(f)
No Agreements. No person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities, or any interest therein or right thereto, except pursuant to this Agreement or the Business Combination Agreement.

(g)
Voting. The Member has the sole and exclusive right to enter into this Agreement and to vote (or cause to be voted) the Subject Securities (which have the right to vote) as contemplated herein. Other than pursuant to this Agreement, none of the Subject Securities is subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of members or give consents or approvals of any kind.

(h)
Consents. Subject to compliance with any approval or Laws contemplated by the Business Combination Agreement or the Agreement of Merger, no material consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by the Member in connection with the execution, delivery or performance of this Agreement.

Section 3.2	Representations and Warranties of TPCO

TPCO hereby represents and warrants to the Member as follows, and acknowledges that the Member is relying upon such representations and warranties in entering into this Agreement:

(a)
Organization; Capacity; Authorization. TPCO is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite power, capacity and authority and has received all requisite approvals to execute and deliver this Agreement and to perform its obligations hereunder.

(b)
Authorization. The execution, delivery and performance of this Agreement by TPCO has been duly authorized and no other internal proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereunder.

(c)
Enforceable. This Agreement has been duly executed and delivered by TPCO and constitutes a legal, valid and binding obligation of TPCO enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors' rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)
No Breach. The execution and delivery of this Agreement by TPCO, the consummation by TPCO of the transactions contemplated hereby, and the compliance by TPCO with any of the provisions hereof, will not constitute a violation of or default under, or conflictwith, any restriction of any kind or any contract, commitment, agreement, understanding or arrangement to which it is a party or by which it is bound, other than as would not be reasonably expected to have an adverse effect on TPCO’s abilities to perform its obligations hereunder.

ARTICLE 4 TERMINATION

Section 4.1	Termination

This Agreement may be terminated:

(a)	at any time upon the mutual written agreement of Gold Flora and the Member;

(b)
by the Member if: (i) any of the representations and warranties of TPCO in this Agreement shall not be true and correct in all material respects; or (ii) TPCO shall not have complied with its covenants to the Member contained in this Agreement in all material respects; or

(c)
by TPCO if: (i) any of the representations and warranties of the Member in this Agreement shall not be true and correct in all material respects; or (ii) the Member shall not have complied with his, her or its covenants to TPCO contained in this Agreement.

Section 4.2	Automatic Termination

This Agreement shall automatically terminate on the earliest to occur of any of the following:

(a)	the Effective Time; or

(b)	5:00 p.m. (Vancouver time) on the date that the Business Combination Agreement is terminated in accordance with its terms,

except that:

(x)          the obligations under Section 2.3 shall survive any termination under Section 4.2(a) and shall terminate upon the release of all Newco Securities from the restrictions on Transfer set out in Section 2.3; and

(y)          in the event that the Business Combination Agreement is terminated in accordance with its terms pursuant to Section 7.2(1)(c)(i) [Breach of Representation, Warranty or Covenant], Section 7.2(1)(c)(iii) [Breach of Non Solicit] or Section 7.2(1)(c)(vi) [Failure to Secure Gold Flora Required Approvals], the obligations of the Shareholder under Section 2.1(b)(i) and Section 2.1(c) shall survive any such termination for a period of six months.

Section 4.3	Effect of Termination

Except as expressly set out in Section 4.2, if this Agreement is terminated in accordance with this Article 4, the provisions of this Agreement will become void and no party shall have liability to any other party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) and the Member shall be entitled to withdraw any form of proxy, voting instruction form or power of attorney which the Member may have given with respect to the Subject Securities; provided that neither the termination of this Agreement nor anything contained in Article 4 will relieve any party from any liability for any breach by it of this Agreement which occurred prior to such termination.

ARTICLE 5 GENERAL

Section 5.1	Fiduciary Obligations

TPCO agrees and acknowledges that the Member is bound hereunder solely in his, her or its capacity as a securityholder of Gold Flora and that the provisions of this Agreement shall not be deemed or interpreted to bind the Member or any of its directors, officers or principal Members in his or her capacity as a director or officer of Gold Flora or any of the subsidiaries of Gold Flora. For the avoidance of doubt, nothing in this Agreement shall limit or restrict the Member (or any of its directors, officers or principal shareholders) from properly fulfilling his or her fiduciary duties as a director or officer of Gold Flora or any of the subsidiaries of Gold Flora.

Section 5.2	Further Assurances

Each of the Member and TPCO will, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require and at the requesting party's cost to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 5.3	Disclosure

The Member irrevocably and unconditionally (a) consents to the details of this Agreement being set out in any court documents, proxy circular or other disclosure documents produced by TPCO, Gold Flora or any other party to the Business Combination Agreement or the Agreement of Merger in respect of the transactions contemplated by this Agreement and the transactions contemplated by the Business Combination Agreement or the Agreement of Merger and any press releases to be made, or documents to be issued, in connection with the transactions contemplated by the Business Combination Agreement, the Agreement of Merger and this Agreement being made publicly available, including, without limitation, by filing on SEDAR and/or EDGAR; (b) acknowledges and agrees that a summary of the negotiations leading up to the execution and delivery of this Agreement may appear in the Information Statement, the TPCO Circular and in any other disclosure documents required by applicable Laws; and (c) agrees to provide TPCO with all information and assistance as it may reasonably require in connection with the preparation of such circular and any press releases to be made, or documents to be issued, in connection with the transactions contemplated by the Business Combination Agreement or the Agreement of Merger and to immediately notify TPCO of any change in the accuracy of any information previously given.

Except as set forth above or as required by applicable laws or regulations or by any Governmental Entity or in accordance with the requirements of any stock exchange, the Member shall make no public announcement or statement with respect to this Agreement without the approval of TPCO, which shall not be unreasonably withheld or delayed. The Member agrees to consult with TPCO, prior to issuing each public announcement or statement with respect to this Agreement, subject to the overriding obligations of Laws.

Section 5.4	Time of the Essence

Time is of the essence in this Agreement.

Section 5.5	Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of British Columbia.

Section 5.6	Entire Agreement

This Agreement, including the schedules hereto and the provisions of the Business Combination Agreement and the Agreement of Merger incorporated herein by reference, or that are for the benefit of a party pursuant to the Business Combination Agreement or the Agreement of Merger, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

Section 5.7	Independent Legal Advice

The Member acknowledges that the Member has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that the Member has either done so or waived their right to do so in connection with the entering into of this Agreement.

Section 5.8	Amendments

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

Section 5.9	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.10	Assignment

This Agreement becomes effective only when executed by the Member and TPCO. After that time, it will be binding upon and enure to the benefit of the Member and TPCO and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any party without the prior written consent of the other party; provided that TPCO (or any successor thereof) may assign this Agreement to a wholly-owned subsidiary of TPCO, without reducing its own obligation hereunder, without the prior written consent of the Member.

Section 5.11	Survival

If this Agreement is terminated, this Agreement shall become void and of no further force or effect without liability of any party (or any Member, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement.

Section 5.12	Notices

Any notice or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or electronic mail and addressed:

(a)	to TPCO at:

TPCO Holding Corp.
1550 Leigh Avenue
San Jose, California 95125

Attention:    Troy Datcher and Colin Brown
Email:          troy@theparent.co and colin@theparent.co with a copy to (which shall not constitute notice):
Dentons Canada LLP
77 King Street West, Suite 400 Toronto, Ontario M5K 0A1

Attention:    Eric Foster and Alex Farcas
Email:          eric.foster@dentons.com and alex.farcas@dentons.com

(b)	to the Member, as set forth on the signature page to this Agreement.

Any such notice or other communication shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by electronic mail be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (local time in the place of receipt) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

Section 5.13	Specific Performance and other Equitable Rights

The parties agree that irreparable harm would occur, for which monetary damages would not be an adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to interim, interlocutory and permanent injunctive relief, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without the proof of actual damages and without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the parties may be entitled at law or in equity.

Section 5.14	Expenses

All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.15	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by electronic copy) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

TPCO HOLDING CORP.

By:	/s/ Troy Datcher
Authorized Signing Officer

Gold Flora Capital LLC (Print Name of Member)

By:	/s/ Laurie Holcomb
Laurie Holcomb, Manager (Print Name and Title)

Address:	3165 Red Hill Ave.

Costa Mesa, CA 92626

[Signature Page to Voting Support and Lock-Up Agreement]

SCHEDULE “A”
SUBJECT SECURITIES

Security	Number
Gold Flora Membership Units	34,129,000 Class B Units
Profit Interests	N/A
Debentures	8% Convertible Debenture in the principal amount of $220,000 with an issue date of June 10, 2022
Warrants	N/A

SCHEDULE “B”
LOCK-UP RELEASE SCHEDULE

Release Date	Percentage of Newco Securities to be released
Date that is six (6) months following the Effective Date	25%
Date that is nine (9) months following the Effective Date	25%
Date that is twelve (12) months following the Effective Date	25%
Date that is eighteen (18) months following the Effective Date	25%